Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 23, 2018	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Strong Fourth Quarter 2017 Results; Net Leverage Reduced to 1.4x; The Board Approves a 30% Dividend Increase and Share Repurchases of up to $450 million

Fourth Quarter 2017 Highlights

•                 Net income was $287 million compared to $137 million in the prior year period and $179 million in the prior quarter.

•                 Adjusted EBITDA was $360 million compared to $210 million in the prior year period and $340 million in the prior quarter.

•                 Diluted income per share was $1.00 compared to $0.53 in the prior year period and $0.60 in the prior quarter.

•                 Adjusted diluted income per share was $0.76 compared to $0.21 in the prior year period and $0.67 in the prior quarter.

•                 Net cash provided by operating activities was $304 million. Free cash flow generation was $190 million.

•                 Successful secondary offering of Venator (NYSE — VNTR) shares was completed in December. The net proceeds were used to pay down the remaining $511 million on Huntsman’s Term Loan B due 2023, reducing net leverage to 1.4x. Huntsman’s remaining ownership interest in Venator is currently approximately 53%.

Full Year 2017 Highlights

•                 Net income was $741 million compared to $357 million in the prior year.

•                 Adjusted EBITDA was $1,259 million compared to $997 million in the prior year.

•                 Net cash provided by operating activities was $842 million compared to $974 million in the prior year.  Free cash flow generation was $594 million compared to free cash flow of $656 million in the prior year.

•                 Annual free cash flow target for the upcoming years is increased by $50 million to between $450 million and $650 million.

•                 In 2017, debt was reduced by approximately $2.1 billion and Huntsman exited the year with the strongest balance sheet in its history with a net debt to EBITDA ratio of 1.4x.  Since the beginning of 2016 to the end of 2017, net debt was reduced by 60%, from $4.5 billion to $1.8 billion.

•                 The board approved a 30% increase of the quarterly dividend from $0.125 to $0.1625 per share, effective immediately, and share repurchases up to $450 million.

	Three months ended			Twelve months ended
	December 31,		September 30,	December 31,
In millions, except per share amounts	2017	2016	2017	2017	2016
Revenues	$2,203	$1,904	$2,169	$8,358	$7,518
Net income	$287	$137	$179	$741	$357
Adjusted net income(1)	$186	$50	$164	$604	$352
Diluted income per share	$1.00	$0.53	$0.60	$2.61	$1.36
Adjusted diluted income per share(1)	$0.76	$0.21	$0.67	$2.48	$1.47
Adjusted EBITDA(1)	$360	$210	$340	$1,259	$997
Pro forma adjusted EBITDA(2)	$360	$204	$340	$1,259	$969
Net cash provided by operating activities	$304	$238	$261	$842	$974
Free cash flow(3)	$190	$133	$227	$594	$656

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported fourth quarter 2017 results with revenues of $2,203 million, net income of $287 million and adjusted EBITDA of $360 million.

Peter R. Huntsman, Chairman, President and CEO, commented:

“2017 was a transformational year marked with significant milestones for our Company.  We successfully separated our Pigments and Additives business, now called Venator, by IPO and completed a first follow-on offering in December.  Combined with our cash flow and the $1.7 billion in net proceeds from Venator, we were able to pay down approximately $2.1 billion in debt during the year. This debt reduction enabled Huntsman to enter 2018 with the strongest balance sheet in its history, with a net debt to EBITDA ratio of 1.4x, which is well within investment grade metrics.

“With a stronger balance sheet, our focus will be to continue to invest in our operational reliability and organic growth.  We expect to generate between $450 million and $650 million of free cash flow in the upcoming years. We will also pursue acquisitions that will create value, greater growth in our downstream business and stronger earnings.  This morning we are enhancing our shareholder returns by increasing the dividend 30% and announcing a share repurchase program of up to $450 million.”

Segment Analysis for 4Q17 Compared to 4Q16

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended December 31, 2017 compared to the same period in 2016 was primarily due to higher MDI average selling prices and MDI sales volumes.  MDI average selling prices increased due to strong market conditions in all regions.  The increase in MDI sales volumes was more than offset by a decrease in MTBE sales volumes resulting from the timing of MTBE shipments. The increase in adjusted EBITDA was primarily due higher MDI margins and sales volumes.

Performance Products

Revenues in our Performance Products segment for the three months ended December 31, 2017 compared to the same period in 2016 were essentially flat as higher average selling prices and improved mix were offset by lower sales volumes.  Average selling prices increased primarily in response to higher raw material costs and favorable product mix.  The decrease in sales volumes was primarily due to the sale of the European surfactants business to Innospec Inc. in 2016, as well as planned and unplanned outages at our Port Neches site.  The decrease in adjusted EBITDA was primarily due to the sale of the European surfactants business and higher costs, which includes the impact of the outages in the quarter, partially mitigated by continued margin improvement in our maleic anhydride business.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended December 31, 2017, compared to the same period in 2016, was primarily due to higher average sales prices.  Average selling prices increased primarily due to sales mix, as sales volumes in our higher value specialty business increased across all of our core markets. This growth in revenues was partially offset by lower sales volumes in our lower value wind and other commodity markets. Adjusted EBITDA increased due to higher specialty sales volumes and lower fixed costs, partially offset by higher raw material costs.

Textile Effects

The increase in revenues in our Textile Effects segment for the three months ended December 31, 2017 compared to the same period in 2016 was primarily due to volume growth, partially offset by lower average selling prices and unfavorable product mix.  Sales volumes increased in the Americas, Europe and China.    Average selling prices decreased primarily due to lower raw material costs.  The increase in adjusted EBITDA was primarily due to higher sales volumes.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $1 million to a loss of $53 million for the three months ended December 31, 2017 compared to a loss of $52 million for the same period in 2016.

Held for Sale and Discontinued Operations

Our former Pigments and Additives segment, now known as Venator, is now classified as held for sale on our balance sheet and treated as discontinued operations on our income statement.  Please refer to the Form 8-K we filed on October 31, 2017 with certain restated historical financial data.  Huntsman currently owns 53% of Venator’s outstanding shares.

Liquidity, Capital Resources and Outstanding Debt

During the fourth quarter of 2017, we generated adjusted free cash flow of $190 million compared to $133 for the same period 2016. As of December 31, 2017, we had $1,247 million of combined cash and unused borrowing capacity compared to $1,208 million as of December 31, 2016.  For the full year 2017, including the approximate $1.7 billion debt repayment made with the proceeds of the Venator separation, we repaid approximately $2.1 billion of debt.  In connection with this debt reduction, Huntsman has repaid in full its senior secured term loan facility under its Senior Credit Facilities.

During the full year 2017, we spent $282 million on capital expenditures compared to $318 million in 2016. We expect to spend approximately $325 million on capital expenditures in 2018.

Income Taxes

During the three months ended December 31, 2017, we recorded an income tax benefit of $14 million compared to income tax expense of $44 million during the same period in 2016.  This 2017 fourth quarter income tax benefit is largely the result of the new U.S. tax law, including a revaluation of our U.S. deferred tax liabilities at a lower tax rate partially offset by transition taxes on the deemed repatriation of deferred foreign income.  In the fourth quarter 2017, our adjusted effective tax rate was 23%.  Our 2018 estimated adjusted effective tax rate will be approximately 21% - 23%, which includes the benefit of the recent U.S. income tax reform.

The Board Approved a 30% Dividend Increase and Share Repurchases of up to $450 Million

Effective February 7, 2018, our Board of Directors approved an increase in our quarterly per share dividend from $0.125 to $0.1625.  In addition, it authorized our Company to repurchase up to $400 million in shares of our common stock in addition to the $50 million remaining under our September 2015 share repurchase authorization. Repurchases may be made through the open market or in privately negotiated transactions, and repurchases may be commenced or suspended from time to time without prior notice. Shares of common stock acquired through the repurchase program are to be held in treasury at cost.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter 2017 financial results on Friday, February 23, 2018 at 10:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 680 - 0890
International participants	(617) 213 - 4857
Passcode	299 322 06#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to:

https://www.theconferencingservice.com/prereg/key.process?key=PX4DVDQR7

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning February 23, 2018 and ending March 2, 2018.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	29385180

Upcoming Conferences

During the first quarter a member of management is expected to present at the Alembic Industrial and Chemical Conference on March 1-2, 2018. A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

2018 Investor Day

Huntsman will host a meeting for investors and analysts on Wednesday, May 23, 2018 from 8:00 a.m. to 12:00 p.m., local time in New York City.  The agenda for the meeting will include a review of the company’s business strategy and an in-depth discussion of each of the company’s businesses.  Presenters will include Peter Huntsman, Chairman and CEO, and other business leaders. A live webcast and presentation materials will be available the day of the event at ir.huntsman.com.  A replay of the webcast will be available following the presentations.  Registration information will be forthcoming.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016

Revenues	$2,203	$1,904	$8,358	$7,518
Cost of goods sold	1,694	1,548	6,546	5,992
Gross profit	509	356	1,812	1,526
Operating expenses	236	140	913	804
Restructuring, impairment and plant closing costs (credits)	7	(9)	20	47
Expenses associated with the merger	10	—	28	—
Operating income	256	225	851	675
Interest expense	(31)	(50)	(165)	(203)
Equity in income of investment in unconsolidated affiliates	9	1	13	5
Loss on early extinguishment of debt	(18)	—	(54)	(3)
Other income	—	1	2	—
Income before income taxes	216	177	647	474
Income tax benefit (expense)	14	(44)	(64)	(109)
Income from continuing operations	230	133	583	365
Income (loss) from discontinued operations, net of tax(4)	57	4	158	(8)
Net income	287	137	741	357
Net income attributable to noncontrolling interests, net of tax	(41)	(9)	(105)	(31)
Net income attributable to Huntsman Corporation	$246	$128	$636	$326

Adjusted EBITDA(1)	$360	$210	$1,259	$997
Adjusted net income(1)	$186	$50	$604	$352

Basic income per share	$1.03	$0.54	$2.67	$1.38
Diluted income per share	$1.00	$0.53	$2.61	$1.36
Adjusted diluted income per share(1)	$0.76	$0.21	$2.48	$1.47

Common share information:
Basic shares outstanding	240	236	238	236
Diluted shares	245	241	244	240
Diluted shares for adjusted diluted income per share	245	241	244	240

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
In millions	2017	2016	(Worse)	2017	2016	(Worse)
Segment Revenues:
Polyurethanes	$1,227	$964	27%	$4,399	$3,667	20%
Performance Products	514	515	0%	2,109	2,126	(1)%
Performance Products, pro forma(2)	514	452	14%	2,109	1,885	12%
Advanced Materials	258	246	5%	1,040	1,020	2%
Textile Effects	190	184	3%	776	751	3%
Corporate and eliminations	14	(5)	n/m	34	(46)	n/m
Total	$2,203	$1,904	16%	$8,358	$7,518	11%
Total, pro forma(2)	$2,203	$1,841	20%	$8,358	$7,277	15%

Segment Adjusted EBITDA(1):
Polyurethanes	$294	$130	126%	$850	$569	49%
Performance Products	47	68	(31)%	296	316	(6)%
Performance Products, pro forma(2)	47	62	(24)%	296	288	3%
Advanced Materials	53	50	6%	219	223	(2)%
Textile Effects	19	14	36%	83	73	14%
Corporate, LIFO and other	(53)	(52)	(2)%	(189)	(184)	(3)%
Total	$360	$210	71%	$1,259	$997	26%
Total, pro forma(2)	$360	$204	76%	$1,259	$969	30%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	21%	4%	4%	(2)%	27%
Polyurethanes, adj	20%	4%	6%	(7)%	23	%(e)
Performance Products	8%	2%	6%	(16)%	0%
Performance Products, adj	3%	2%	1%	14%	20	%(c)(e)
Advanced Materials	2%	3%	1%	(1)%	5%
Textile Effects	(2)%	2%	(1)%	4%	3%
Total Company	13%	3%	7%	(7)%	16%
Total Company, adj	11%	3%	5%	0%	19	%(c)(e)

	Twelve months ended
	December 31, 2017 vs. 2016
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	18%	1%	3%	(2)%	20%
Polyurethanes, adj	19%	1%	2%	(1)%	21	%(d)(e)
Performance Products	7%	0%	3%	(11)%	(1)%
Performance Products, adj	3%	0%	1%	13%	17	%(c)(d)(e)
Advanced Materials	1%	1%	0%	0%	2%
Textile Effects	(2)%	0%	(2)%	7%	3%
Total Company	12%	0%	4%	(5)%	11%
Total Company, adj	11%	0%	2%	4%	17	%(c)(d)(e)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Pro forma adjusted to exclude the sale of the European differentiated surfactants on December 30, 2016.

(d) Pro forma adjusted to exclude the impact from Hurricane Harvey in 3Q17

(e) Pro forma adjusted to exclude the impact of cetain planned maintenance outages and unplanned  weather related and other outages in 2016 & 2017

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Benefit (Expense)		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016

Net income	$287	$137			$287	$137	$1.17	$0.57
Net income attributable to noncontrolling interests	(41)	(9)			(41)	(9)	(0.17)	(0.04)

Net income attributable to Huntsman Corporation	246	128			246	128	1.00	0.53
Interest expense from continuing operations	31	50
Interest expense from discontinued operations(4)	11	—
Income tax (benefit) expense from continuing operations	(14)	44	$14	$(44)
Income tax expense (benefit) from discontinued operations(4)	26	(16)
Depreciation and amortization from continuing operations	84	80
Depreciation and amortization from discontinued operations(4)	—	30
Acquisition and integration expenses	2	1	(1)	—	1	1	—	—
EBITDA / Income from discontinued operations, net of tax(4)	(94)	(18)	N/A	N/A	(57)	(4)	(0.23)	(0.02)
Minority interest of discontinued operations(1)(4)	31	3	N/A	N/A	31	3	0.13	0.01
U.S. tax reform impact on minority interest	(6)	—	N/A	N/A	(6)	—	(0.02)	—
U.S. tax reform impact on tax expense	N/A	N/A	(52)	—	(52)	—	(0.21)	—
Gain on disposition of businesses/assets	(1)	(97)	—	13	(1)	(84)	—	(0.35)
Loss on early extinguishment of debt	18	—	(7)	—	11	—	0.04	—
Expenses associated with merger, net of tax	10	—	(9)	—	1	—	—	—
Certain legal settlements and related (income) expenses	(12)	1	4	—	(8)	1	(0.03)	—
Net plant incident costs	3	—	(2)	—	1	—	—	—
Amortization of pension and postretirement actuarial losses	18	13	(5)	(2)	13	11	0.05	0.05
Restructuring, impairment and plant closing and transition costs (credits)	7	(9)	(1)	3	6	(6)	0.02	(0.02)

Adjusted(1)	$360	$210	$(59)	$(30)	$186	$50	$0.76	$0.21
Pro forma adjustments(2)	—	(6)
Pro forma adjusted EBITDA(1)	$360	$204

Adjusted income tax expense(1)					$59	$30
Net income attributable to noncontrolling interests, net of tax					41	9
Minority interest of discontinued operations(1)(4)					(31)	(3)
U.S. tax reform impact on minority interest					6	—

Adjusted pre-tax income(1)					$261	$86

Adjusted effective tax rate					23%	35%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,	September 30,
In millions, except per share amounts	2017	2017	2017	2017

Net income	$179		$179	$0.73
Net income attributable to noncontrolling interests	(32)		(32)	(0.13)

Net income attributable to Huntsman Corporation	147		147	0.60
Interest expense from continuing operations	39
Interest expense from discontinued operations(4)	8
Income tax expense from continuing operations	35	$(35)
Income tax expense from discontinued operations(4)	17
Depreciation and amortization from continuing operations	80
Depreciation and amortization from discontinued operations(4)	9
Acquisition and integration expenses	10	(3)	7	0.03
EBITDA / Income from discontinued operations, net of tax(4)	(97)	N/A	(63)	(0.26)
Minority interest of discontinued operations(1)(4)	12	N/A	12	0.05
Loss on early extinguishment of debt	35	(12)	23	0.09
Expenses associated with merger	12	(1)	11	0.05
Net plant incident costs	13	(4)	9	0.04
Amortization of pension and postretirement actuarial losses	19	(3)	16	0.07
Restructuring, impairment and plant closing and transition costs	1	1	2	0.01

Adjusted(1)	$340	$(57)	$164	$0.67

Adjusted income tax expense(1)			$57
Net income attributable to noncontrolling interests, net of tax			32
Minority interest of discontinued operations(1)(4)			(12)
U.S. tax reform impact on minority interest			—

Adjusted pre-tax income(1)			$241

Adjusted effective tax rate			24%

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures (cont.)

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Twelve months ended		Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,		December 31,
In millions, except per share amounts	2017	2016	2017	2016	2017	2016	2017	2016

Net income	$741	$357			$741	$357	$3.04	$1.49
Net income attributable to noncontrolling interests	(105)	(31)			(105)	(31)	(0.43)	(0.13)

Net income attributable to Huntsman Corporation	636	326			636	326	2.61	1.36
Interest expense from continuing operations	165	203
Interest expense (income) from discontinued operations(4)	19	(1)
Income tax expense from continuing operations	64	109	(64)	(109)
Income tax expense (benefit) from discontinued operations(4)	67	(24)
Depreciation and amortization from continuing operations	319	318
Depreciation and amortization from discontinued operations(4)	68	114
Acquisition and integration expenses	19	12	(5)	(3)	14	9	0.06	0.04
EBITDA / Income from discontinued operations, net of tax(4)	(312)	(81)	N/A	N/A	(158)	8	(0.65)	0.03
Minority interest of discontinued operations(1)(4)	49	11	N/A	N/A	49	11	0.20	0.05
U.S. tax reform impact on minority interest	(6)	—	N/A	N/A	(6)	—	(0.02)	—
U.S. tax reform impact on tax expense	N/A	N/A	(52)	—	(52)	—	(0.21)	—
Gain on disposition of businesses/assets	(9)	(97)	—	13	(9)	(84)	(0.04)	(0.35)
Loss on early extinguishment of debt	54	3	(19)	(1)	35	2	0.14	0.01
Expenses associated with merger	28	—	(10)	—	18	—	0.07	—
Certain legal settlements and related (income) expenses	(11)	1	4	—	(7)	1	(0.03)	—
Net plant incident costs	16	—	(6)	—	10	—	0.04	—
Amortization of pension and postretirement actuarial losses	73	55	(16)	(12)	57	43	0.23	0.18
Restructuring, impairment and plant closing and transition costs	20	48	(3)	(12)	17	36	0.07	0.15

Adjusted(1)	$1,259	$997	$(171)	$(124)	$604	$352	$2.48	$1.47
Pro forma adjustments(2)	—	(28)
Pro forma adjusted EBITDA(1)	$1,259	$969

Adjusted income tax expense(1)					$171	$124
Net income attributable to noncontrolling interests, net of tax					105	31
Minority interest of discontinued operations(1)(4)					(49)	(11)
U.S. tax reform impact on minority interest					6	—

Adjusted pre-tax income(1)					$837	$496

Adjusted effective tax rate					20%	25%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
In millions	2017	2017	2016

Cash	$481	$451	$396
Accounts and notes receivable, net	1,283	1,247	1,183
Inventories	1,073	1,084	918
Other current assets	262	240	281
Current assets held for sale	2,880	2,745	777
Property, plant and equipment, net	3,098	3,035	3,034
Other assets	1,167	1,181	1,137
Noncurrent assets held for sale	—	—	1,463

Total assets	$10,244	$9,983	$9,189

Accounts payable	$964	$891	$790
Other current liabilities	569	537	471
Current portion of debt	40	29	50
Current liabilities held for sale	1,692	1,633	467
Long-term debt	2,258	2,845	4,122
Other liabilities	1,350	1,457	1,429
Noncurrent liabilities held for sale	—	—	393
Total equity	3,371	2,591	1,467

Total liabilities and equity	$10,244	$9,983	$9,189

Table 6 — Outstanding Debt

	December 31,	December 31,
In millions	2017	2016

Debt:
Senior credit facilities	$—	$1,967
Accounts receivable programs	180	208
Senior notes	1,927	1,812
Variable interest entities	107	126
Other debt	84	59

Total debt - excluding affiliates	2,298	4,172

Total cash	481	396

Net debt- excluding affiliates	$1,817	$3,776

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
In millions	2017	2016	2017	2016

Total cash at beginning of period(a)	$637	$450	$425	$269

Net cash provided by operating activities - continuing operations	304	238	842	974
Net cash provided by operating activities - discontinued operations(4)	172	2	377	114
Net cash (used in) provided by investing activities - continuing operations	(120)	94	(265)	(119)
Net cash used in investing activities - discontinued operations(4)	(110)	(26)	(159)	(83)
Net cash used in financing activities	(170)	(326)	(519)	(723)
Effect of exchange rate changes on cash	6	(7)	18	(6)
Change in restricted cash	—	—	—	(1)

Total cash at end of period(a)	$719	$425	$719	$425

Supplemental cash flow information - continuing operations:
Cash paid for interest	$(47)	$(66)	$(169)	$(205)
Cash paid for income taxes	(45)	(11)	(9)	(40)
Cash paid for capital expenditures	(123)	(104)	(282)	(318)
Depreciation and amortization	84	80	319	318

Changes in primary working capital:
Accounts and notes receivable	(35)	(22)	(183)	(25)
Inventories	14	44	(104)	177
Accounts payable	59	57	154	46

Total cash provided by (used in) primary working capital	$38	$79	$(133)	$198

	Three months ended		Twelve months ended
	December 31,		December 31,
	2017	2016	2017	2016
Free cash flow(3):
Net cash provided by operating activities	$304	$238	$842	$974
Capital expenditures	(123)	(104)	(282)	(318)
All other investing activities, excluding acquisition and disposition activities(b)	(1)	(1)	6	—
Non-recurring merger costs(c)	10	—	28	—

Total free cash flow	$190	$133	$594	$656

Adjusted EBITDA	$360	$210	$1,259	$997
Capital expenditures	(123)	(104)	(282)	(318)
Capital reimbursements	2	4	3	32
Interest	(47)	(66)	(169)	(205)
Income taxes	(45)	(11)	(9)	(40)
Primary working capital change	38	79	(133)	198
Restructuring	(10)	(4)	(36)	(46)
Pensions	(26)	(15)	(111)	(60)
Maintenance & other	41	40	72	98

Total free cash flow(3)	$190	$133	$594	$656

(a)         Includes restricted cash and cash held in discontinued operations.

(b)         Represents “Acquisition of business, net of cash acquired”,  “Cash received from purchase price adjustment for business acquired”, and “Proceeds from sale of business/assets”.

(c)          Represents payments associated with one-time costs of the terminated merger of equals with Clariant.

Footnotes

(1)         We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interest, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses; (f) EBITDA from discontinued operations; (g) minority interest of discontinued operations; (h) U.S. tax reform impact on minority interest; (i) loss (gain) on disposition of businesses/assets; (j) loss on early extinguishment of debt; (k) expenses associated with merger, net of tax; (l) certain legal settlements and related (income) expenses; (m) net plant incident costs; (n) amortization of pension and postretirement actuarial losses (gains) and; (p) restructuring, impairment and plant closing costs (credits). The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses; (c) loss (income) from discontinued operations; (d) minority interest of discontinued operations; (e) U.S. tax reform impact on minority interest; (f) U.S. tax reform impact on tax expense; (g) loss (gain) on disposition of businesses/assets; (h) loss on early extinguishment of debt; (i) expenses associated with merger, net of tax; (j) certain legal settlements and related (income) expenses;  (k) net plant incident costs; (l) amortization of pension and postretirement actuarial losses (gains); and (m) restructuring, impairment and plant closing costs (credits). The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.   The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)         Pro forma adjusted to exclude the sale of our European differentiated surfactants business to Innospec on December 30, 2016 as if it had occurred at the beginning of the relevant period.

(3)         Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding acquisition/disposition activities and non-recurring separation costs. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

(4)         During the third quarter of 2017 we separated our Pigments and Additives division through an Initial Public Offering of Venator Materials PLC;  Additionally, during the first quarter 2010 we closed our Australian styrenics operations.  Results from these associated businesses are treated as discontinued operations.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2017 revenues of approximately $8 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 75 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 10,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, the ability to implement cost reductions and manufacturing optimization improvements in Huntsman businesses, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.